EXHIBIT 10.3
February 10, 2006

Integrated Electrical Services, Inc.
1800 West Loop South
Suite 500
Houston, Texas 77027

Attention:	Mr. David Miller
Chief Financial Officer

Re:	Commitment for Senior Post-Confirmation Exit Credit Facility

Dear Mr. Miller:
Bank of America, N.A. (“Bank”) is pleased to offer to be the sole and exclusive administrative agent for an $80,000,000 senior post-confirmation exit credit facility (the “Senior Credit Facility”) to Integrated Electrical Services, Inc. (“Parent”) and such of the subsidiaries of Parent as shall be acceptable to Bank in its sole discretion (Parent and such subsidiaries being hereinafter referred to as “Borrower”) to implement the financial restructuring of Parent and its subsidiaries under a Plan of Reorganization to be filed with the bankruptcy court in connection with the Chapter 11 bankruptcy of Parent and its subsidiaries and which Plan of Reorganization shall be satisfactory to Bank in all respects, and thereafter to issue letters of credit and finance ongoing working capital needs. Bank is further pleased to offer its commitment to lend up to $40,000,000 of the Senior Credit Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). Bank is pleased to further advise Borrower of Bank’s willingness to use its commercially reasonable efforts to form a syndicate of financial institutions (the “Lenders”) reasonably acceptable to Borrower for the Senior Credit Facility.
Bank will act as sole and exclusive administrative agent for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without Bank’s prior written approval.
Bank intends to commence syndication efforts promptly, and Borrower agrees to actively assist Bank in achieving a syndication of the Senior Credit Facility that is satisfactory to Bank. Such assistance shall include (a) Borrower providing and causing its advisors to provide Bank and the other Lenders upon request with all information reasonably deemed necessary by Bank to complete syndication; (b) Borrower providing assistance in the preparation of an Offering Memorandum to be used in connection with the syndication; and (c) Borrower otherwise assisting Bank in its syndication efforts, including by making senior management and advisors of Borrower and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

Integrated Electrical Services, Inc.
February 10, 2006
Page2
It is understood and agreed that Bank will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is further understood and agreed that no Lender participating in the Senior Credit Facility will receive compensation from Borrower in order to obtain its commitment, except on the terms contained herein, in the Term Sheet and in the Fee Letter described below.
In the event that the Senior Credit Facility cannot be successfully syndicated under the terms outlined in the Term Sheet (a successful syndication being one in which Bank is able to achieve its targeted hold level of $40,000,000), Borrower agrees that Bank shall be entitled, in consultation with Borrower, to change the pricing, fees, structure, and other terms of the Senior Credit Facility if Bank determines that such changes are necessary to ensure a successful syndication. The Term Sheet shall be deemed to be amended to reflect such changes and the syndication process shall continue. Successful syndication by closing is a condition precedent to Bank’s commitment herein.
The commitment of Bank hereunder and the agreement of Bank to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the following conditions precedent in a manner acceptable to Bank in its good faith discretion: (a) satisfaction of each of the terms and conditions set forth herein and in the Term Sheet; (b) the absence of a material breach of any representation, warranty or agreement of Borrower set forth herein; (c) Bank’s satisfaction that prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Borrower (other than an exit term facility to refinance Parent’s senior convertible notes); (d) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Term Sheet and otherwise satisfactory to Bank in the exercise of its credit judgment; (e) since the date hereof, no material adverse change in or material disruption of conditions in the financial, banking or capital markets which Bank, in its sole discretion, deems material in connection with the syndication of the Senior Credit Facility shall have occurred and be continuing; (f) no change, occurrence or development that could, in Bank’s credit judgment, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower and its subsidiaries taken as a whole shall have occurred or become known to Bank (Bank hereby agreeing that commencement and prosecution of the Chapter 11 bankruptcy of Parent and its subsidiaries shall not constitute a development that could have a “material adverse effect”); and (g) Bank not becoming aware after the date hereof of any information or other matter which in Bank’s credit judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to Bank prior to the date hereof with respect to Borrower, its business or financial condition, or the transactions contemplated in connection with the Senior Credit Facility (in which case Bank may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate this letter and any commitment or undertaking hereunder).
Borrower hereby represents, warrants and covenants that (a) all information, other than Projections (defined below), which has been or is hereafter made available to Bank or the Lenders

Integrated Electrical Services, Inc.
February 10, 2006
Page3
by Borrower or any of Borrower’s representatives in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning Borrower and its subsidiaries that have been or are hereafter made available to Bank or the Lenders by Borrower or any of Borrower’s representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions Borrower believes to be reasonable. Borrower agrees to furnish Bank with such Information and Projections as Bank may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facility so that the representations, warranties and covenants in the preceding sentence are correct on such closing date. Borrower understands that in arranging and syndicating the Senior Credit Facility, Bank will be using and relying on the Information and the Projections without independent verification thereof.
By acceptance of this offer, Borrower agrees to pay all costs and expenses of Bank described in the Term Sheet.
Borrower agrees to indemnify and hold harmless Bank, each Lender and each of their affiliates and their directors, officers, employees, advisors and agents (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party for) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this letter, any related transaction, the Senior Credit Facility or any use made or proposed to be made with the proceeds thereof, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. Borrower agrees that no Indemnified Party shall have any liability for any indirect or consequential damages in connection with the Senior Credit Facility.
In connection with the Senior Credit Facility, Borrower agrees to provide to Bank, in a reasonably prompt manner and in any event at or before such time as Bank may deem necessary for a complete and satisfactory review by Bank, all such documents, reports, agreements, financial and other information, environmental reports, appraisals and other items as Bank or its counsel may reasonably request with respect to Borrower and its business.
The terms of this letter, the Term Sheet and the fee letter of even date herewith among Parent and Bank (the “Fee Letter”) are confidential and, except for disclosure on a confidential basis to accountants, attorneys and other professional advisors retained by Borrower in connection with the Senior Credit Facility, the members of the ad hoc committee of the holders of Parent’s senior subordinated notes and their advisors, proposed providers of an exit term facility to refinance Parent’s senior convertible notes and their advisors, existing and proposed providers of surety bonds and their advisors or as may be required in connection with the Chapter 11 bankruptcy

Integrated Electrical Services, Inc.
February 10, 2006
Page4
proceeding of Parent and its subsidiaries or as may be required by law, may not be disclosed in whole or in part to any other person or entity without Bank’s prior written consent.
All of Borrower’s reimbursement, indemnification and confidentiality obligations set forth in this letter shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and notwithstanding the termination of this letter or any commitment or undertaking hereunder.
If Borrower breaches any of its obligations or agreements set forth in this letter other than those set forth in the third paragraph, the eighth paragraph (other than as to payment of the Commitment Fee set forth in the Fee Letter), the first sentence of the ninth paragraph, or the tenth paragraph of this letter, at Bank’s option this letter and Bank’s commitment hereunder shall terminate and Borrower shall forfeit any fees paid to Bank prior to such termination. If Borrower breaches any of its obligations or agreements set forth in the third paragraph, the eighth paragraph (other than as to payment of the Commitment Fee set forth in the Fee Letter), the first sentence of the ninth paragraph, or the tenth paragraph of this letter and such breach continues without a cure satisfactory to Bank in its good faith discretion for a period of three business days after notice from Bank, at Bank’s option this letter and Bank’s commitment hereunder shall terminate and Borrower shall forfeit any fees paid to Bank prior to such termination.
Borrower agrees that Bank may charge any and all amounts due by Borrower to Bank under or in connection with this letter to any account of Borrower maintained with Bank.
This letter, the Term Sheet and the Fee Letter shall be governed by laws of the State of Texas. Each of Borrower and Bank hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter, the Term Sheet, the Fee Letter, the transactions contemplated hereby and thereby or the actions of Borrower or Bank in the negotiation, performance or enforcement hereof.
This letter, together with the Term Sheet and the Fee Letter, set forth the entire understanding of Borrower and Bank with respect to the Senior Credit Facility. This letter may be modified or amended only by the written agreement of Borrower and Bank. This letter is not assignable by Borrower without Bank’s prior written consent and is intended to be solely for the benefit of Borrower, Bank and the Indemnified Parties.
This offer will expire at 5:00 p.m. Dallas, Texas time on February 10, 2006, unless Parent executes this letter and the Fee Letter and returns them to Bank prior to that time (which may be by facsimile transmission), together with all fees due upon acceptance of this commitment in accordance with the terms of the Fee Letter, whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on the earlier to occur of: (i) one hundred twentieth day after commencement of the Chapter 11 bankruptcy of Parent and its subsidiaries or (ii) June 30, 2006, unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date.

We look forward to working with you in the weeks ahead.

Very truly yours,

BANK OF AMERICA, N.A.

By: Title	/s/ Dan Hughes Vice President

Accepted and Agreed to as of February 10, 2006

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ David A. Miller
Title:	Chief Financial Officer

EXHIBIT A
TERM SHEET
SUMMARY OF PROPOSED TERMS AND CONDITIONS AS TO SENIOR SECURED POST-
CONFIRMATION EXIT CREDIT FACILITY.
UNLESS OTHERWISE STATED, CAPITALIZED TERMS USED HEREIN ARE DEFINED IN THAT CERTAIN LOAN AND SECURITY AGREEMENT DATED AUGUST 1, 2005, EXECUTED BY BANK OF AMERICA, N.A., AS AGENT AND SOLE LENDER, PARENT AND ITS SUBSIDIARIES (“PRE-PETITION LOAN AGREEMENT”).

BORROWER:	Reorganized Integrated Electrical Services, Inc. (“Parent”) and such subsidiaries of Parent as shall be required by Bank (collectively, “Borrower”).

GUARANTOR:	Each subsidiary of Parent which is not a Borrower (“Guarantor”).

AGENT:	Bank of America, N.A. (“Bank”).

LENDERS:	A syndicate of financial institutions (including Bank) arranged by Bank, which institutions would be acceptable to Borrower and Bank (collectively, the “Lenders”).

CREDIT FACILITY:	A senior secured post-confirmation exit credit facility (the “Senior Credit Facility”) evidenced by a Loan and Security Agreement (“Exit Financing Agreement”) and consisting of a revolving credit facility of up to $80,000,000 (the “Credit Line”), including a $72,000,000 sub-limit for letters of credit (letters of credit would be 100% reserved against borrowing availability under the Senior Credit Facility).

PURPOSE:	The Senior Credit Facility would be used by Borrower to refinance the Post-Petition Indebtedness, to issue standby or commercial letters of credit, to provide post-confirmation financing to implement the financial restructuring of Borrower in accordance with a plan of reorganization, that is acceptable to Bank in all respects, and to finance ongoing working capital needs. “Post Petition Indebtedness” means all indebtedness incurred by Borrower to Bank in connection with any debtor-in-possession credit facility provided by Bank to Borrower in connection with the Chapter 11 bankruptcy proceedings of Parent and its subsidiaries (collectively, the “Chapter 11 Proceeding”).

LOAN AVAILABILITY:	Advances under the Senior Credit Facility would be limited to, on any date of determination thereof, an amount equal to the “Borrowing Base.” “Borrowing Base” means, on any date of determination thereof, an amount equal to the lesser of (i) the amount of the Credit Line on such date, minus the LC Outstandings on such date, or (ii) an amount equal to (A) the sum of the Accounts Formula Amount on such date, plus the Inventory Formula Amount plus Eligible Cash Collateral (defined below) on such date, minus (B) the Availability Reserve, minus (C) the LC Reserves on such date.

Eligible Cash Collateral shall mean cash collateral on deposit in the Cash Collateral Account as to which (a) Agent shall have a valid, enforceable first priority Lien, (b) no defense, counterclaim, setoff or dispute shall exist or be asserted with respect thereto, and (c) no Lien exists, other than the Lien of Agent.

SECURITY:	All obligations to Agent and the Lenders would be secured by first priority liens upon all of Borrower’s existing and future acquired assets, including accounts receivable, inventory, rolling stock, machinery and equipment, real property, subsidiary capital stock, chattel paper, documents, instruments, deposit accounts, contract rights, general intangibles, intellectual property and investment property. Notwithstanding the foregoing, (1) a pledge in favor of Agent of the interest of Parent in Enertech will not be required, and (2) a pledge in favor of Agent of the Excluded Collateral will not be required, and (3) a Lien in favor of the relevant surety or sureties will be permitted in Bonded Collateral as to contracts bonded by such surety, provided that such surety has pursuant to documentation satisfactory to Bank: (a) agreed not to require segregation of funds as to its Bonded Collateral without the prior written consent of Agent, absent a default under the Bonded Contract and notice to Agent from such surety and (b) (i) acknowledged and agreed that pursuant to the cash management system established in connection with the Exit Financing Agreement, proceeds of the Collateral, including Accounts arising from the Bonded Contracts (collectively, “Proceeds”) may be commingled with proceeds of other accounts receivable and other property of the Borrower in deposit and related banking and lockbox accounts in which Agent and/or Bank has, or in the future may have security interests, liens or other rights (collectively, the “Banking Accounts”), and (ii) consented to such commingling and to Agent’s and Bank’s security interests, liens or other rights in such Banking Accounts, and (iii) released and waived any and all security interests and other legal and equitable rights and interests that it may then or thereafter have (as secured party, subrogee, trust fund beneficiary, or otherwise) in or to (A) the Banking Accounts and (B) Proceeds that from time to time are in the Banking Accounts, are in the possession of Agent, Bank or Lenders, that have been applied to indebtedness, liabilities or obligations from time to time owing to Agent or any Lender by Borrower, or have otherwise been removed from, set off against or applied from the Banking Accounts.

MATURITY AND AMORTIZATION:	The Senior Credit Facility would mature 2 years after the closing date. In the event Borrower terminates the Senior Credit Facility prior to the maturity date, Borrower would pay Lenders an early termination fee of 1.00% of the Credit Line.

INTEREST, FEES AND EXPENSES:	See Schedule 1 attached hereto.

TERMS AND CONDITIONS:	The financing agreements would contain representations and warranties, covenants, events of default, and other provisions acceptable to Bank, including, but not limited to, the following:
1.	Financial covenants acceptable to Bank, including, but not limited to (i) Borrower maintaining a ratio, which shall be tested monthly on the last day of each calendar month, beginning with the first calendar month ending after the effective date of Borrower’s exit from the Chapter 11 Proceeding (“Leverage Ratio Testing Date”), of (a) funded debt (less Eligible Cash Collateral) of Borrower plus outstanding Letters of Credit to (b) EBITDAR of Borrower of no more than the ratio indicated below during the time period indicated below:

	Time Period		Maximum Ratio
(a)	Last day of each calendar month for period beginning the last day of the first calendar month that immediately follows the effective date of Borrower’s exit from the Chapter 11 Proceeding through September 30, 2006	(a)	6.50 to 1.00

(b)	Last day of each calendar month for period beginning with October 31, 2006 through September 30, 2007	(b)	6.00 to 1.00

(c)	last day of each thereafter occurring calendar month	(c)	5.00 to 1.00
, provided that as to any Leverage Ratio Testing Date occurring during Borrower’s Fiscal Year 2006 (i.e. October 1, 2005 through September 30, 2006), EBITDAR on any such specific Leverage Ratio Testing Date shall be the aggregate amount of EBITDAR for the then elapsed portion of Borrower’s Fiscal Year 2006, as annualized, and that as to any Leverage Ratio Testing Date occurring after Borrower’s Fiscal Year 2006, EBITDAR on any such specific Leverage Ratio Testing Date shall be EBITDAR for the twelve calendar months ending on such Leverage Ratio Testing Date and (ii) Borrower maintaining a Fixed Charge Coverage Ratio of not less than 1.25:1.00, with the Fixed Charge Coverage Ratio to be tested on the last day of each calendar month, beginning with the first calendar month ending after the effective date of Borrower’s exit from the Chapter 11 Proceeding (“Fixed Charge Coverage Ratio Testing Date”), provided that as to any Fixed Charge Coverage Ratio Testing Date occurring during Borrower’s Fiscal Year 2006, the components of the Fixed Charge Coverage Ratio shall be the aggregate amount of such components for the then elapsed portion of Borrower’s Fiscal Year 2006, and that as to any Fixed Charge Coverage Ratio Testing Date occurring after Borrower’s Fiscal Year 2006, the Fixed Charge Coverage Ratio shall be calculated on a trailing twelve calendar month basis. “EBITDAR” shall mean, with respect to any period of the Borrower, on a consolidated basis, Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that period (but without duplication), interest expenses, Federal, state, local and foreign income taxes, depreciation, amortization and other identified non-cash items not otherwise included which are acceptable to Agent, and restructuring expenses (including professional fees). Calculation of such financial covenants and the definitions used in determining such covenants will be required to be satisfactory to Bank in its good faith discretion.
2.	Borrower’s agreement to provide Agent and the Lenders periodic financial and collateral reporting, including annual audited financial statements, monthly and quarterly internally prepared financial statements, annual financial projections, and periodic borrowing base certificates, receivables agings and inventory reports, and other information requested from time to time by Agent, in each case satisfactory to Agent.

3.	Borrower’s agreement to maintain insurance with insurance carriers (acceptable to Agent) against such risks and in such amounts as is customary for similar businesses, naming Agent as mortgagee/loss payee.

4.	Restrictions on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens, affiliate transactions, and capital expenditures.

5.	Consistent with the cash management agreement Borrower currently has in place with Bank, Borrower’s agreement to cause all proceeds of accounts receivable to be deposited in a blocked account under the control of Bank.

BANK PRODUCTS:	In order to facilitate the administration of the Senior Credit Facility and Agent’s security interest in Borrower’s assets, Borrower would agree to maintain Bank as Borrower’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of Borrower’s business.

CONDITIONS PRECEDENT:	The extension of the aforementioned financing arrangement is subject to the fulfillment of a number of conditions to Bank’s satisfaction, including, but not limited to, the following:
1.	The execution and delivery, in form and substance acceptable to Bank and its counsel, of Bank’s customary agreements, documents, instruments, financing statements, consents, evidences of corporate authority, and such other writings to confirm and effectuate the Senior Credit Facility as may be required by Bank in its good faith credit judgment or by its counsel.

2.	Except for the filing of the Chapter 11 Proceeding, no material adverse change in Borrower’s assets, liabilities, business, financial condition, business prospects, or results of operations since the date of this Commitment Letter.

3.	Other than the filing of the Chapter 11 Proceeding, there shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in Bank’s judgment (a) could reasonably be expected to have a material adverse effect on Borrower’s assets, liabilities, business, financial condition, business prospects, or results of operations or which could impair Borrower’s ability to perform satisfactorily under the Senior Credit Facility, or (b) could reasonably be expected to materially and adversely affect the Senior Credit Facility or the transactions contemplated thereby.

4.	Bank shall have received, each in form and substance satisfactory to Bank, (a) updated financial projections of Borrower evidencing Borrower’s ability to comply with the financial covenants set forth in the Senior Credit Facility, and (b) interim financial statements for Borrower as of a date not more than 30 days prior to the closing date.

5.	Bank shall have received certificates of insurance with respect to Borrower’s property and liability insurance, together with a loss payable endorsement naming Bank as loss payee, all in form and substance satisfactory to Bank.

6.	Bank’s receipt of such third party documents as Bank may require in its good faith credit judgment, all in form and substance acceptable to Bank.

7.	Any utilization of proceeds from the Senior Credit Facility or proceeds of Collateral by Borrower in connection with funding work related to the Bonded Contracts shall only be upon terms, provisions and conditions acceptable to Bank, in its good faith discretion (such as, without limitation, Bank being satisfied with its lien priority and right to proceeds of Collateral and restrictions on when payments may be made by Borrower in connection with Bonded Contracts).

8.	(a) As to each Surety other than Chubb or Sure Tec Insurance Company (“Sure Tec”), Bank shall be satisfied, in its sole discretion, that the priority and scope of the rights of such Surety in connection with the Borrower and Borrower’s assets, including, without limitation, such Surety’s rights as a lien holder, subrogee, trust fund beneficiary, or otherwise under applicable law, and the application and receipt of proceeds of Bonded Contracts and their payment into the existing cash management system between Borrower and Bank is acceptable to Bank, and (b) as to Chubb, Bank’s current intercreditor agreement with Chubb will remain in effect, including as to collections on Bonded Contracts and the application and receipt of proceeds of Bonded Contracts bonded by Chubb shall continue in the same manner as is currently occurring, and in all events all proceeds of Bonded Contracts shall continue to be paid into the existing cash management system between Borrower and Bank, and (c) as to Sure Tec, the structure of the Sure Tec bonding program shall continue to be as specified in the existing consent letter regarding the Sure Tec bonding program entered into by Parent and Bank.

9.	Borrower’s Plan of Reorganization (hereinafter so called), filed with the relevant U.S. Bankruptcy Court having jurisdiction over the Chapter 11 Proceeding (“Bankruptcy Court”), shall be satisfactory to Bank in all respects. Bank is satisfied with the treatment of the Senior Subordinated Notes as set forth in the February 10, 2006 draft Plan of Reorganization provided by Borrower to Bank.

10.	As it exits the Chapter 11 Proceeding, Borrower shall have a corporate and capital structure satisfactory to Bank. In addition to and not in limitation of the foregoing, Bank shall be satisfied with the treatment of the Senior Subordinated Notes and Senior Convertible Notes in the Plan of Reorganization. Bank is satisfied with the treatment of the Senior Subordinated Notes as set forth in the February 10, 2006 draft Plan of Reorganization provided by Borrower to Bank.
11.	As it exits the Chapter 11 Proceeding, Borrower shall have agreements with sureties for the issuance of bonds of up to a $75,000,000, on terms and conditions consistent with the requirements of Section 8 above.

12.	Bank will require that (a) all accounts payable are being handled in the normal course of Borrower’s business and consistent with Borrower’s historical practice, subject to the Chapter 11 Proceeding, and after giving effect to such requirement, Borrower on the closing date of the Senior Credit Facility shall have minimum excess availability of at least $10,000,000, and (b) Borrower agree in the Exit Financing Agreement to at all times have Eligible Cash Collateral in the amount specified in the Exit Financing Agreement, such amount to be determined by the closing date and in any event to be satisfactory to Bank in its sole discretion.

13.	A final, non-appealable order from the Bankruptcy Court shall have been entered, in form and substance satisfactory to Bank, confirming the Plan of Reorganization in form and substance satisfactory to Bank, including, without limitation, (i) approval of the Senior Credit Facility, which Senior Credit Facility shall, among other things, grant and establish the priority of liens and security interests as contemplated herein, (Borrower and Senior Subordinated Noteholders each supporting inclusion of such language in the confirmation order granting and establishing liens as contemplated herein), and (ii) providing that the Exit Financing Agreement and all other loan and collateral documents related thereto or executed in connection therewith are fully enforceable.

14.	Closing of the Senior Credit Facility must occur within 120 days of the commencement of the Chapter 11 Proceeding.

15.	Bank shall have provided a debtor-in-possession credit facility to Borrower in connection with the Chapter 11 Proceeding.

OTHER:	This term sheet is intended as an outline only of certain of the material terms of the Senior Credit Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which will be contained in definitive legal documentation for the Senior Credit Facility.

SCHEDULE 1
INTEREST, FEES AND EXPENSES

CLOSING FEE:	Borrower would pay a fee equal to $1,000,000 to Bank from which all fees to participants would be paid. Such fee would be for the underwriting, structuring and syndication of the closing.

ADMINISTRATION FEE:	Borrower would pay an annual administrative fee of $125,000 to Bank, for its own account as Administrative Agent for the Lenders under the Senior Credit Facility, in advance on the date of the closing of the Senior Credit Facility and on each anniversary thereof, until the Senior Credit Facility terminates.

UNUSED LINE FEE:	A 37.5 basis points per annum (calculated on the basis of actual number of days elapsed in a year of 360 days) unused line fee calculated on the unused portion of the Revolving Credit Facility would be payable monthly in arrears. Such Unused Line Fee shall adjust in accordance with the Pricing Matrix attached hereto.

INTEREST RATES:	The Revolving Credit Facility would bear interest at a rate equal to LIBOR plus 350 basis points or Base Rate plus 150 basis points. LIBOR and Base Rate would be defined in accordance with the existing provisions of the Pre-Petition Loan Agreement. LIBOR loans would be subject to the same provisions as are currently contained in the Pre-Petition Loan Agreement. All interest would be calculated on the basis of actual number of days elapsed in a year of 360 days.

LETTER OF CREDIT FEES:	Borrower would pay a letter of credit fee monthly in arrears on all letters of credit equal to the applicable per annum LIBOR margin (calculated on the basis of actual number of days elapsed in a year of 360 days) and customary fees and charges in connection with issuing such Letters of Credit.

EXPENSES:	Borrower will pay (a) all reasonable out-of-pocket costs and expenses (including legal fees of Bank’s counsel) of Bank associated with the Senior Credit Facility, including costs and expenses of (i) Bank’s due diligence, including field examinations, appraisals and environmental audits, and (ii) preparing, administering, syndicating and enforcing all documents executed in connection with the Senior Credit Facility, plus (b) a $850 per day per field examiner charge, in addition to all out-of-pocket expenses for field examinations. Borrower will remain obligated for all such amounts whether or not the Senior Credit Facility is consummated.

SCHEDULE 2
PRICING MATRIX

Unused
Commitment	Line Fee
Utilization	(Bps)
≤ 50%	50
> 50%	37.5

CONFIDENTIAL
February 10, 2006
Integrated Electrical Services, Inc.
1800 West Loop South
Suite 500
Houston, Texas 77027

Attention:	Mr. David Miller
Chief Financial Officer

Re:	Exit Financing of Integrated Electrical Services, Inc. — Fee Letter

Dear Mr. Miller:
Reference is made to our letter (the “Commitment Letter”) dated as of even date herewith concerning the proposed senior secured post-confirmation exit financing of Integrated Electrical Services, Inc. and certain of its subsidiaries. All terms defined in the Commitment Letter and not otherwise defined herein having the same meanings when used herein. This letter is the “Fee Letter” referred to in the Commitment Letter and supplements the Commitment Letter by setting forth the arrangement relating to compensation for certain services and value rendered and to be rendered by Bank of America, N.A. (“Bank”). You hereby agree to pay the following fees:
1.	A fully earned commitment fee equal to $100,000.00, such fee to be fully earned upon acceptance by you of the Commitment Letter and this Fee Letter, payment of such fee to be due and payable by 5:00 p.m., Dallas, Texas time, February 10, 2006, and payment of such fees to be a condition precedent to Bank’s agreements under the Commitment Letter. Such fee is non-refundable.
2. The fees described in Schedule I to the Term Sheet attached to the Commitment Letter (“Schedule I Fees”). Bank reserves the right to allocate, in whole or in part, the fees payable under this letter and/or the Schedule I Fees to one or more of its affiliates. The commitment of Bank and the other undertakings and agreements of Bank are subject to and contingent upon your agreements set forth in the Commitment Letter and this Fee Letter. If you are in agreement with the foregoing, please sign and return an enclosed counterpart of this Fee Letter and the Commitment Letter. The offer contained in this Fee Letter and in the Commitment Letter can only be accepted by your acceptance of both letters on or before 5:00 p.m., Dallas, Texas time, on February 10, 2006.

2

THIS FEE LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS. This Fee Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Dan Hughes
Name:	Dan Hughes

Title:	Vice President

AGREED AND ACCEPTED this 10th day of February, 2006:

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ David A. Miller
Name:	David A. Miller

Title:	Chief Financial Officer